EXHIBIT 10.11


                     Amendment No. 2 to Employment Agreement
                                       Of
                               James L. Dunn, Jr.

         This amendment (the "Amendment") to that employment agreement dated February 15, 2001 (the "Employment Agreement"), by and between iLinc Communications, Inc. (formerly EDT Learning, Inc.), a Delaware corporation (the "Company"), and James Dunn, Jr. ("Employee") with this amendment being effective on June 1, 2004 (the "Effective Date").

         Whereas, Employee wishes to modify the Employment Agreement to provide for his continued employment with the Company, but provided for his ability to relocate to Texas in the future should certain personal and family issues require his presence outside the corporate headquarters in Phoenix, Arizona; and,

         Whereas, the Company wishes to retain the services of Employee and continue to receive the benefit of his services, whether or not residing in Arizona, and sharpen his focus in the future on acquisitions and business development activities in furtherance of the Company's external growth plans;

         Now Therefore, in exchange for the mutual promises contained in the Employment Agreement and this Amendment, the Company and Employee agree as follows:

1. The prior amendment to Employee's Agreement dated July 16, 2003 providing for a relocation option shall upon execution of this Amendment be terminated and have no further effect.

2.       The terms of his Employment Agreement shall be modified as follows:

         a.       The following shall be added to the end of Section 2 (Duties):

                  "Notwithstanding the foregoing, at any time after May 1, 2005 but before September 30, 2005 Employee may elect to work from a remote office in Texas away from the Company's corporate headquarters (the "Relocation Option"). Employee shall give the Company no less than thirty (30) days prior written notice of his intent to exercise his Relocation Option and the Employee will specify in his notice the date upon which he intends to relocate to Texas."

         b.       The following shall be added to the end of Subsection (c) of
                  Section 6 (Termination):

                  "Notwithstanding the foregoing, beginning anytime after the date that is six (6) months from the first day Employee is not a resident of Arizona pursuant to his exercise of the Relocation Option, then the Company may, with thirty (30) days prior written notice, terminate this Agreement, and upon such termination will pay Employee severance in the amount determined by multiplying Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment by three (3) months (the "Relocated Severance Amount"). The Company will pay the Relocated Severance Amount in a lump sum and within thirty (30) days of the Employee's last day of employment. The Company therefore will be responsible for payment of either the Severance

                  Amount, if terminated while an Arizona resident, or the Relocated Severance Amount, if terminated while a Texas resident, but not both."

         b. The following shall be added as Subsection (d) of Section 4 (Compensation):

                  "(d) COMMISSION. Beginning on the Effective Date and continuing thereafter until this Agreement is terminated, Employee shall receive a commission from his successful efforts on behalf of the Company concerning acquisitions and business development activities. The commission due to Employee upon the consummation of an acquisition by the Company of a target (a merger transaction) or the assets of a target (an asset purchase transaction) will be equal to one half of one percent (.5%) of the acquired target company's trailing twelve month revenues measured at the closing of the transaction (an "Acquisition Commission"). However, a transaction with Glyphics Communications, Inc. shall not be eligible for an Acquisition Commission. The commission due to Employee upon the execution of an OEM/Private Branding license agreement of the Company's software will be equal to four percent (4%) of the license fees collected as revenue during the twelve months after effective date of the licensing contract (a "Licensing Commission"). For any potential OEM licensing engagement, the President and Employee will designate at the beginning of the undertaking that the proposed license agreement qualifies for a Licensing Commission to avoid confusion with the sales department's efforts. However, a transaction with SkillSoft shall not be eligible for an Licensing Commission. Any Licensing Commission will be paid as the Company collects booked revenues from the licensee, and any Acquisition Commission will be paid at closing of the transaction. All Licensing Commissions and Acquisition Commissions will be immediately payable if this Agreement is terminated (other than "for cause"), and will be paid within thirty (30) days of the termination date of this Agreement. And, provided further that Employee will not be entitled to participate in the Management Incentive Compensation Plan."

         c.       The following sentence shall be added as Subsection (b) of
                  Section 10 (Withholding and Offset):

                  While this Agreement remains in effect and when Employee is a resident of Texas, Employee shall work for any third party (i.e., moonlighting is prohibited), and furthermore should Employee work for a third party other than Company, then the Company shall be entitled to offset any compensation due hereunder by the amount of any compensation paid to Employee from that third party employer.

3. All other provisions of the Employment Agreement of Employee shall remain unchanged and in full force and effect.

         iLinc Communications, Inc.              Employee:
         (formerly EDT Learning, Inc.)


         By: /s/ James M. Powers, Jr.            /s/ James L. Dunn, Jr.
             -------------------------------     -------------------------------
             James M. Powers, Jr.,               James L. Dunn, Jr.
             President

         This amendment to that Employment Agreement dated February 15, 2001 (the "Agreement"), by and between EDT Learning, Inc., a Delaware corporation (the "Company"), and James Dunn, Jr. ("Employee") with the amendment being effective on the date of its execution of July 16, 2003.

         Whereas, Employee wishes to modify the Employment Agreement to provide for his ability to work remotely in the future should certain personal and family issues require his presence outside the corporate headquarters in Phoenix, Arizona; and,

         Whereas, Employer wishes to retain the services of Employee and continue to receive the benefit of his services even if he is not residing in Arizona;

         Now Therefore, Employer and Employee agree that the terms of his Employment Agreement shall be modified as follows:

1. The following sentences shall be added to the end of Section 2 (Duties): "Notwithstanding the foregoing, at any time after May 1, 2004 Employee may elect to work from a remote home office away from and outside of Employer's corporate headquarters, including a home office outside of Arizona (the "Relocation Option"). Employee shall give Employer no less than thirty (30) days prior written notice of his intent to exercise his Relocation Option. Upon exercise of the Relocation Option, Employee shall serve as General Counsel."

2.       The following sentences shall be added to the end of Section 3 (Term):
         "Notwithstanding the foregoing, upon exercise of the Relocation Option, the Term shall be changed so that the Agreement automatically terminates on the date that is nine (9) months after first day Employee is not a resident of Arizona (unless earlier terminated a provided herein)."

3.       The following sentences shall be added to the end of Subsection (a) of
         Section 4 (Base Salary): "Notwithstanding the foregoing, upon exercise of the Relocation Option, the Base Salary shall be $8,333 per month, beginning with the first day Employee is not a resident of Arizona."

         All other provisions not changed by this Amendment shall remain unchanged and in full force and effect.


         Employer:                               Employee:
         EDT Learning, Inc.


         By: /s/ James M. Powers, Jr.            /s/ James L. Dunn, Jr.
             -------------------------------     -------------------------------
             James M. Powers, Jr.,               James L. Dunn, Jr.
             President

                              EMPLOYMENT AGREEMENT

         Employment Agreement (the "Agreement"), dated as hereinafter indicated to be effective on February 15, 2001 (the "Effective Date"), by and between e-dentist.com, Inc., a Delaware corporation (the "Company"), and James Dunn, Jr. ("Employee").

         WHEREAS, the parties hereto had entered into that certain Employment Agreement, dated July 12, 1997 as amended on April 22, 1998, among the Company and Employee (the "Prior Agreement"); and,

         WHEREAS, the Company and Employee wish to continue the employment of Employee on the terms and conditions described herein with this Agreement superceding and wholly replacing the Prior Agreement including subsequent Amendments in its entirety;

         NOW THEREFORE, in consideration of the mutual premises and conditions contained herein, the parties hereto agree as follows:

         Section 1. EMPLOYMENT. The Company hereby agrees to employ Employee, and Employee hereby accepts employment by the Company, upon the terms and subject to the conditions hereinafter set forth.

         Section 2. DUTIES. Employee shall serve as the Senior Vice President, General Counsel and Chief Development Officer of the Company (the "Position") reporting to the Company's President. Employee's duties and powers shall be those consistent with the office of the Position, with such additional duties or titles as mutually determined necessary or appropriate from time to time by the Company's President. Employee agrees to devote his full time and best efforts to the Company in the performance of his duties. All of the Employee's powers and authorities shall be subject to the reasonable direction and control of the President. Employee acknowledges that the executive offices of the Company will be located in Phoenix, Arizona and he shall perform his duties under this Agreement from those executive offices.

         Section 3. TERM. Except as otherwise provided in Section 6 hereof, the term of this Agreement shall be for two (2) years ("Term"), beginning on the Effective Date (also referred to as the "Commencement Date"). Unless and until terminated as provided for in Section 6, this Agreement shall automatically extend and renew on each annual anniversary of the Effective Date by adding one
(1) year to the Term from year to year until terminated.

         Section 4. COMPENSATION AND BENEFITS. In consideration for the services of the Employee hereunder, the Company will compensate Employee as follows:

                  (a) BASE SALARY. During the Term of this Agreement and until terminated, Employee shall receive a monthly minimum base salary (the "Base Salary") equal to the greater of: (i) twelve thousand five hundred and 00/100 dollars ($12,500.00) per month; or (ii) such amount as determined by the President in writing. Employee's Base Salary shall be paid in accordance with Company's standard policy regarding payment of compensation to employees but no less frequently than monthly.

                  (b) BONUS. Commencing with the fiscal year beginning April 1, 2000 and continuing from year to year until this Agreement is terminated, Employee shall be eligible to receive a cash bonus each year during the term of this Agreement determined in accordance with the Management Incentive Compensation Plan as amended from time to time, a copy of which is attached as Exhibit "A". Such bonus shall be payable by the Company to Employee as provided for in the Management Incentive Compensation Plan.

                  (c) BENEFITS. The Company shall grant Employee options to purchase shares of the Company's Common Stock in such amounts, with such vesting and at such prices as determined by the President all in accordance with the terms of a Stock Option Agreement, and in the general form of option agreement attached as Exhibit "B". In addition, during the term of this Agreement, Employee shall be allowed to participate in, and be entitled to benefits, plans and programs, including improvements or modifications of the same, which are now, or may hereafter be, those available to officers or employees of a like position ("Executives"). Employee shall be entitled to medical, dental and retirement benefits which are generally made available to Executives, provided further that Employer will pay the total premium costs associated with the medical and dental insurance, not including deductibles and/or co-payments, covering the health of Employee, Employee's spouse and Employee's dependants. Medical, dental and disability insurance already effective shall remain in force, or if not shall become effective on the first day of the month following the Commencement Date. During each year of his employment Employee shall be entitled to three (3) weeks of vacation, and such other days of compensated absences, (i.e. sick leave or personal days) in accordance with the Company's policies and procedures as determined from time to time by the President.

         Section 5. EXPENSES. It is acknowledged by the parties that Employee, in connection with the services to be performed by him pursuant to the terms of this Agreement, will be required to make payments for travel, entertainment of business associates, mobile telephone and similar expenses (the "Out of Pocket Expenses"). The Company will reimburse Employee for all reasonable and necessary Out of Pocket Expenses incurred by Employee in the performance of his duties. Employee will comply with such budget limitations, approval and reporting requirements with respect to such Out of Pocket Expenses as the Company may establish from time to time. The Company Prior to execution of this Agreement will obtain and maintain, for so long as Employee is employed by the Company and provides legal services to the Company, legal malpractice insurance which will indemnify and protect Employee and Employer from claims by persons that Employee committed errors, omissions, or malpractice during the delivery of legal services to the Company or any other person. The premiums associated with such malpractice insurance shall be paid by the Company. The Company may select the insurance carrier provided that the policy limits meet or exceed existing policy terms and limits and the insurance covers claims which occur while Employee is associated with the Company. Upon termination of this Agreement, Employee shall be permitted to obtain tail coverage if available from the insurance carrier. The Company agrees to provide notice to Employee if that malpractice insurance is going to be canceled or lapse. In the event that the Company relocates its corporate offices or Employee is asked to move to other corporate offices outside of the Phoenix, Arizona area, then Employee shall be entitled to reimbursement of the costs of relocation described on Exhibit "C".

         Section 6. TERMINATION. Employee's employment hereunder will commence on the Commencement Date and continue until the end of the Term including any renewals thereof, except that the employment of Employee hereunder will terminate upon the occurrence of the following events:

                  (a) Death or Disability. Employee's employment will terminate immediately upon the death of Employee during the term of his employment hereunder or, at the option of the Company, in the event of

         Employee's disability, upon 30 days notice to Employee. Employee will be deemed "disabled" if, as a result of Employee's incapacity due to physical or mental illness, Employee shall have been continuously absent from his duties with the company on a full-time basis for 120 consecutive business days, and Employee shall not reasonably be expected to be able to resume his duties within 60 days of the end of such 120 day period. In the event of the termination of this Agreement pursuant to this subsection 6(a), Employee will not be entitled to any Severance Amount (as hereinafter defined) or other compensation except for any portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof or for expenses incurred in the performance of his duties hereunder prior to termination.

                  (b) For Cause. The Company may terminate the Employee's employment for "Cause" immediately upon written notice by the Company to Employee. For purposes of this Agreement, a termination will be for Cause if: (i) Employee willfully and continuously fails to perform his duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness); (ii) Employee willfully engages in gross misconduct materially and demonstrably injurious to the Company; or (iii) Employee has been convicted of a felony which the President reasonably believes will result in injury to the Company or which would disqualify employee for coverage by the Company's surety bond. In the event of the termination of this Agreement pursuant to this sub-section 6(b), Employee will not be entitled to any Severance Amount (as hereinafter defined) or further consideration, except for any portion of the base salary accrued but unpaid from the last monthly payment date to the date of Termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination.

                  (c) By Company Without Cause. The Company may terminate this Agreement during the Term at any time for any reason without cause. It shall be deemed a termination without cause if Company changes the Position of Employee without Employee's prior written consent. In the event of the termination of this Agreement pursuant to this subsection, the Company will pay Employee, as Employee's sole remedy in connection with such termination, severance in the amount determined by multiplying Employee's monthly base salary at the rate in effect immediately preceding the termination of Employee's employment by twelve (12) months (the "Severance Amount"). The Company will also pay Employee the portion of his base salary accrued but unpaid from the last monthly payment date to the date of termination and expense reimbursements under Section 5 hereof for expenses incurred in the performance of his duties hereunder prior to termination. The Company will pay the Severance Amount in a lump sum and within thirty (30) days of the Employee's last day of employment. The Company will not be entitled to offset or mitigate the amount due under this subsection by any other amounts payable to Employee, including amounts payable or paid to Employee by third parties for Employee's services after the date of termination, except as provided for otherwise in Section 10(b) hereinafter.

                  (d) CHANGE OF CONTROL. Notwithstanding anything to the contrary contained in this Section 6, in the event Employee's employment with the Company terminates for any reason (other than death or disability) within the twelve (12) month period following a Change of Control (as defined hereafter), then the Company will pay Employee a lump sum payment (the "Termination Payment") in cash equal to the amount of the Severance Amount; plus, the amount of Employee's base salary accrued but unpaid and any expense reimbursement for expenses incurred in the performance of the duties described herein prior to the termination date. A "Change of Control" shall be deemed to have occurred: (i) when in a single transaction or a series of transactions a change of stock ownership of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and any successor item of a similar nature has occurred; or (ii) upon the acquisition of beneficial ownership, directly or indirectly, by any person (as such term is used in Section 13(d) and 14(d)(2) of the Exchange Act of securities of the Company) in a single transaction or a series of transactions representing 33% or more of the combined voting power of the Company's then outstanding securities; or (iii) sale of substantially all of the assets of the Company in a single transaction or a series of transactions; or (iv) removal by the Company from the Position identified herein without Employee's prior written consent ; provided that a Change in Control will not be deemed to have occurred for purposes of clauses (i) and
         (ii) hereof with respect to any person meeting the requirements of Rule 13d-1(b)(1) promulgated under the Securities Exchange Act of 1934, as amended. The Company shall pay the Termination Payment to Employee upon written notice by Employee. The Termination Payment due under this Section will not be affected by the manner in which Employee's employment is terminated and accordingly will be whether the Change of Control occur after termination of this Agreement and whether Employee's termination of employment is voluntary, involuntary, for cause, or without cause.

         Section 7. EFFECT OF TERMINATION ON OPTIONS. If Employee is terminated "for cause" under Section 6(b) above, then the effect of the termination of the Employee's employment on such options shall be determined by the terms of the option plan under which the options are issued and the option agreement related to such options, except that Employee shall retain those options which are already vested and shall have ninety (90) days to exercise those vested options. Notwithstanding anything to the contrary herein or in any option agreement, in the event of: (a) a Change of Control, or (b) termination of this Agreement for any reason (except if "for cause"), then the Options issued and outstanding to Employee shall immediately vest (100%), and the Employee may exercise his options at any time during the original term of the option agreement (as defined therein), and such termination of this Agreement shall not cause termination or expiration of the options.

         Section 8. CONFIDENTIAL INFORMATION. Employee recognizes and acknowledges that certain assets of the Company and its affiliates, including without limitation information regarding customers, pricing policies, methods of operation, proprietary computer programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets (herein called "Confidential Information") are valuable, special and unique assets of the Company and its affiliates. Employee will not, during or after the term of his employment, disclose any of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by Employee of his confidentiality obligations hereunder. In the Event of the termination of his employment, whether voluntary or involuntary, and whether by the Company or Employee, Employee will deliver to the Company all documents and data pertaining to the Confidential Information and will not take with him any documents or data of any kind or any reproductions (in whole or in part) of any items relating to the Confidential Information.

         Section 9. NONCOMPETITION. Until one year after termination of Employee's employment with the Company for any reason, whether voluntary or involuntary, Employee will not: (i) engage directly or indirectly, alone or as a shareholder, partner, officer, director, employee or consultant of any other business organization, in any business activities which are directly competitive with the Company and which were either conducted by the Company at the time of Employee's termination or "Proposed to be Conducted" (as defined herein) by the Company at the time of such termination (the "Designated Industry"); (ii) divert to any competitor of the Company in the Designated Industry any customer of Employee or, (iii) solicit or encourage any officer, employee, or consultant of the Company to leave its employ for employment by or with any competitor of the Company in the Designated Industry. The parties hereto acknowledge that Employee's non-competition obligations hereunder will not preclude Employee from
(i) owning less than 5% of the common stock of any publicly traded corporation conducting business activities in the Designated Industry or (ii) serving as an officer, director, stockholder or employee of an entity engaged in the healthcare industry whose business operations are not competitive with those of the Company. "Proposed to be Conducted," as used herein, shall mean those business activities which are the subject of a formal, written business plan approved by the Board of Directors prior to termination of Employee's employment and which the Company takes material action to implement within 12 months of the termination of Employee's employment. Employee will continue to be bound by the provisions of this Section 9 until their expiration and will not be entitled to any compensation from the Company with respect thereto. If at any time the provisions of this Section 9 are determined to be invalid or unenforceable, by reason of being vague or unreasonable as to area, duration or scope of activity, this Section 9 will be considered divisible and will become and be immediately amended to only such area, duration, scope of activity as will be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Employee agrees that this Section 9 as so amended will be valid and binding as though any invalid or unenforceable provision had not been included herein.

         Section 10. GENERAL.

                  (a) NOTICES. All notices and other communications hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested or by written telecommunication, to the relevant address set forth below, or to such other address as the recipient of such notice or communication will have specified to the other party hereto in accordance with this
         Section 10(a):

         If to the Company, to:                      With a copy to:

         e-dentist.com, Inc.                         Jackson Walker, L.L.P.
         2999 N. 44th Street, Suite 650              901 Main Street, Suite 6000
         Phoenix, Arizona 85018                      Dallas, Texas 75202
         Attn: CHIEF EXECUTIVE OFFICER               Attn: James S. Ryan, III
         Fax No.: (602) 952-0544                     Fax No. (214) 953-5822

         If to Employee, to:
         James Dunn Jr.
         6902 East Evans
         Scottsdale, AZ  85254


                  (b) WITHHOLDING AND OFFSET. All payments required to be made by the Company under this Agreement to Employee will be subject to the withholding of such amounts, if any, relating to federal, state and local taxes as may be required by law. No payment under this Agreement will be subject to offset or reduction attributable to any amount Employee may owe to the Company or any other person.

                  (c) EQUITABLE REMEDIES. Each of the parties hereto acknowledges and agrees that upon any breach by Employee of his obligations under any of the Sections 8 and 9 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

                  (d) SEVERABILITY. If any provision of this Agreement is held to be illegal, invalid or unenforceable, such provision will be fully severable and this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision never comprised a part hereof; and the remaining provisions hereof will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom. Furthermore, in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as part of this Agreement a provision as similar in its terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable. Any and all covenants and obligations of either party hereto which by their terms or by reasonable implication are to be performed, in whole or in part, after the termination of this Agreement, shall survive such termination, including specifically the obligations arising under Sections: 6, 7, 8 and 9.

                  (e) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder will impair such right, power or privilege, nor will any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  (f) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which will be deemed an original, and all of which together will constitute one and the same instrument.

                  (g) CAPTIONS. The captions in this Agreement are for convenience of reference only and will not limit or otherwise affect any of the terms or provisions hereof.

                  (h) REFERENCE TO AGREEMENT. Use of the words "herein," "hereof," "hereto " and the like in this Agreement refer to this Agreement only as a whole and not to any particular subsection or provision of this Agreement, unless otherwise noted.

                  (i) BINDING AGREEMENT. This Agreement will be binding upon and inure to the benefit of the parties and will be enforceable by the personal representatives and heirs of Employee and the successors of the Company. If Employee dies while any amounts would still be payable to him hereunder, such amounts will be paid to Employee's estate. This Agreement is not otherwise assignable by Employee.

                  (j) ENTIRE AGREEMENT. Except as provided in the benefit plans and programs referenced herein, this Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by each of the parties hereto.

                  (k) GOVERNING LAW. This Agreement and the performance hereof will be construed and governed in accordance with the laws of the State of Arizona, without regard to its choice of law principles. Any modification of this Agreement shall be effective only if it is in writing and signed by the parties hereto.

                  (l) ATTORNEY'S FEES. If legal action is commenced by either party to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs and reasonable attorneys' fees in addition to any other relief granted.

         If either party commences legal action or arbitration to enforce or defend its rights under this Agreement, the prevailing party in such action shall be entitled to recover its costs, including travel, lodging and meals for itself, counsel and witnesses, actual witness fees paid and legal fees actually paid, including costs of associating local counsel with regular counsel, if actually paid.

                  Section 11. BINDING ARBITRATION. Any controversy or claim arising out of or relating to this Agreement, or breach thereof, shall be settled exclusively by arbitration in Phoenix, Arizona, in accordance with the Commercial Arbitration Rules of the American Arbitration Association then in effect. A sole arbitrator shall conduct Arbitration and he or she shall render his or her award within forty five (45) days of appointment. Judgment upon the award rendered by the arbitrator may be entered in, and enforced by, any court having jurisdiction thereof. The award of the arbitrator may grant any relief available to the parties in law or in equity; and the award may contain a provision for payment of costs and attorney's fees to the prevailing party, if any.

         EXECUTED as of the date and year first written above.


                                        E-DENTIST.COM, INC.



                                        By: /s/ James M. Powers, Jr.
                                            -----------------------------------

                                        Its:       President
                                             ----------------------------------



                                        EMPLOYEE:


                                        /s/ James Dunn, Jr.
                                        ---------------------------------------
                                        James Dunn, Jr.


                                        Date: February 16, 2001
                                             ----------------------------------

                                   Exhibit "A"

             Current Form of Management Incentive Compensation Plan

             [The remainder of this page intentionally left blank.]

                               E-DENTIST.COM, INC.
                     MANAGEMENT INCENTIVE COMPENSATION PLAN

The e-dentist.com, Inc. ("e-dentist") Management Incentive Compensation Plan (the "Plan") is designed to offer incentive compensation to key employees ("Associates") by rewarding the achievement of corporate goals, specifically measured individual goals that are consistent with and support the overall corporate goals. The Management Incentive Compensation Plan will create an environment which will focus key Associates on the achievement of objectives. Since cooperation between departments and Associates will be required to achieve corporate objectives which will represent a significant portion of the Compensation Plan, the Plan should help foster improved teamwork and a more cohesive management team. The Company reserves the right to revise or discontinue the Plan at any time. Key Associates (as hereinafter defined) who may be eligible to participate in the plan shall be selected at the sole discretion of the Company.

                               PURPOSE OF THE PLAN

The E-dentist Management Incentive Compensation Plan (the "Plan") is designed to:

         o Provide an incentive program to achieve overall corporate objectives and to enhance shareholder value
         o Reward those individuals who significantly impact corporate results
         o Encourage increased teamwork among all disciplines within the Company
         o Incorporate an incentive program in E-dentist's overall compensation program to help attract and retain key Associates

                                 PLAN GOVERNANCE

The Plan will be governed by the Compensation Committee of the Board of Directors. The President and CEO will be responsible for administration of the Plan. The Compensation Committee will be responsible for approving any incentive awards to the President and CEO.

                      CORPORATE AND INDIVIDUAL PERFORMANCE

Prior to the beginning of the Plan year, the President and CEO will present to the Board a list of overall corporate objectives for the coming year, which are subject to approval by the Board. All participants in the Plan will then develop a list of key individual objectives which will be approved by the responsible Vice President and by the President and CEO.

The Plan will call for incentive awards based on the achievement of annual corporate and individual objectives that have been approved as indicated above.

The relative weight between corporate and individual performance factors will vary based on levels within the organization. The weighing will be reviewed annually and be adjusted as necessary or appropriate. The weighing for the year 2000 will be as follows:

                                                  CORPORATE           INDIVIDUAL
                                                  ---------           ----------

President and CEO                                   100%

Senior Vice Presidents/Officers                      75%                  25%

Vice Presidents/Directors &
         Corporate Controller                        50%                  50%

Practice Administrators/Managers/
         Practice Advisors/Practice
         Consultants (employed)                      50%                  50%


                            TARGET AWARDS MULTIPLIER

Incentive awards will be determined by applying an "achievement multiplier" to the base salary of Associates in the Plan. The following target award multipliers will be used in implementing the Plan:


POSITION                                    TARGET AWARD MULTIPLIER
--------                                    -----------------------

President and CEO                                    35%

Senior Vice Presidents/Officers                      25%

Vice Presidents/Directors &
         Corporate Controller                        15%

Practice Administrators/Managers/
         Practice Advisors/Practice
         Consultants (employed)                      10%


The target award multiplier will be used to establish the target cash award at the beginning of each year. The target award multiplier will be equal to the actual award multiplier used at year-end in situations where corporate and individual objectives have been met for the year.

                             PERFORMANCE MEASUREMENT

The following scale will be used to determine the actual award multiplier based upon measurement of corporate and individual performance versus objectives. Separate payment multipliers will be established for both the individual and the corporate components of each award. The same payment multiplier for the corporate component of each participant's annual award shall be used for all Plan participants in any given year.

         Performance Category                                                   Award Multiplier
         --------------------                                                   ----------------

1.       Performance for the year met or exceeded objectives or
         was excellent in view of prevailing conditions                               100%

2.       Performance generally met the year's objectives or was
         very acceptable in view of prevailing conditions                              75%

3.       Performance for the year met some but not all objectives                      25%

4.       Performance for the year was not acceptable in view of
         prevailing conditions                                                          0%

                              CALCULATION OF AWARD

Example I shows a sample cash award calculation under the Plan. First, a total target award is calculated by multiplying the Associates base salary by the target award multiplier. This dollar figure is then divided between its corporate component and its individual component based on the performance factor mix for that specific position. This calculation establishes specific dollar target awards for the performance period for both the individual and corporate components of the award.

At the end of the performance period, corporate and individual award multipliers will be established using the criteria described above. The corporate award multiplier, which is based on overall corporate performance, is used to calculate actual corporate performance awards for all Plan participants. This is done by multiplying the target corporate award established for each individual at the beginning of the performance period by the actual award multiplier. The individual award multiplier, which is based on an individual's performance against objectives, is used in the same way to calculate the actual individual performance award.

EXAMPLE 1:  CASH AWARD CALCULATION

         Position                            Vice President
         Base salary                         $100,000
         Year 2000 target award multiplier   15%
         Year 2000 target award              $15,000
         Target award components (based on performance factor mix)
                  Target award based on Corporate performance (50%) 7,500 Target award based on Individual performance (50%) 7,500

Actual Year 2000 Cash Award Calculation:
----------------------------------------

Assumed payment multipliers based on assessment of Corporate and Individual performance:
         Corporate multiplier       75%  - performance generally met year's
                                           objectives
         Individual multiplier      100% - performance generally exceeded
                                           objectives

Year 2000 Cash Award:
         Corporate component         $5,625         ($7,500 X 75%)
         Individual component        $7,500         ($7,500 X 100%)

         Total 2000 Cash Award      $13,125


                              PAYMENT OF THE AWARD

Annual performance reviews will be completed by May 15th and payment of Awards will be made after receipt of the Company's audited financial statements and after review and approval by the President and CEO and the Compensation Committee of the Board of Directors.

                                   Exhibit "B"

                         Form of Stock Option Agreement


             [The remainder of this page intentionally left blank.]

                               E-DENTIST.COM, INC.
                        INCENTIVE STOCK OPTION AGREEMENT


         This Incentive Stock Option Agreement (the "Agreement") is entered into between e-dentist.com, Inc. ("e-dentist"), a Delaware corporation (the "Company"), and __________________________(the "Optionee") as of
______________________ (the "Effective Date"). In consideration of the mutual promises and covenants made herein, the parties hereby agree as follows:

         1. GRANT OF OPTION. Under the terms and conditions of the Company's 1997 Stock Compensation Plan, as amended (the "Plan"), the terms of which are incorporated herein by reference, the Company grants to the Optionee an option (the "Option") to purchase from the Company all or any part of a total of ____________ (________) shares of the Company's Common Stock, par value $.001 per share, at an exercise price of _______________ ($________) per share (the "Purchase Price"). The Option is granted as of _________________________ (the "Date of Grant").

         2. CHARACTER OF OPTION. [The Option is an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").] [Delete Prior and Insert Language for Non-Qualified
Option: This Option is a non-qualified stock option and is therefore not an "incentive stock option" within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code").]

         3. TERM. The Option will expire on the day prior to the tenth anniversary of the Date of Grant, or such earlier date as may be provided in (i)
Section 1.16 of the Plan regarding Employee (as defined in the Plan) termination or (ii) Section 11 below.

         4. VESTING. Subject to the provisions of Section 1.12 and Section 1.16 of the Plan, the Option may be exercised according to the following schedule:

         [Example Only: Beginning on _____________, _____ percent (_____%) shall vest on the first day of each month, from month to month, until fully vested.]

         The unexercised portion of the Option from one period may be carried over to a subsequent period or periods, and the right of the Optionee to exercise the Option as to such unexercised portion shall continue for the entire term. Upon exercise the actual number of shares purchased shall be rounded to the nearest whole share.

         5. PROCEDURE FOR EXERCISE. Exercise of the Option or a portion thereof shall be effected by the giving of written notice to the Company by the Optionee in accordance with Section 1.13 of the Plan and payment of the Purchase Price for the shares to be acquired pursuant to the exercise.

         6. PAYMENT OF PURCHASE PRICE. Payment of the Purchase Price for any shares purchased pursuant to the Option shall be in accordance with the provisions of Section 1.11(b) of the Plan.

         7. TRANSFER OF OPTIONS. This option is not assignable or transferable by the Optionee otherwise than by will or the laws of descent and distribution and during the lifetime of the Optionee may only by exercised by the Optionee or his legally authorized representative.

         8. ACCEPTANCE OF THE PLAN. The Option is granted subject to all of the applicable terms and provisions of the Plan, and such terms and provisions are incorporated by reference herein. The Optionee hereby accepts and agrees to be bound by all the terms and conditions of the Plan.

         9. AMENDMENT. This Agreement may be amended by an instrument in writing signed by both the Company and the Optionee.

         10. MISCELLANEOUS. This Agreement will be construed and enforced in accordance with the laws of the State of Arizona and will be binding upon and inure to the benefit of any successor or assign of the Company and any executor, administrator, trustee, guarantor or other legal representative of the Optionee.

         11. RIGHTS OF OPTIONEE UPON TERMINATION OF EMPLOYMENT. In the event an Optionee ceases to serve as an Employee by reason of death, retirement, permanent disability, termination for cause, or resignation by the Optionee (as hereinafter defined), then the Options may be exercised as follows:

                  (a) DEATH. If the Optionee dies while serving as an Employee or within three (3) months after ceasing to become an Employee, the Option shall become fully vested and exercisable during the period beginning with the date of the Employee's death and ending twelve (12) months thereafter, unless by its terms it expires sooner. During such period, the Option may be fully exercised, to the extent that it remains unexercised on the date of death, by the Optionee's personal representative or by the distributees to whom the Optionee's rights under the Option shall pass by will or by the laws of descent and distribution.

                  (b) RETIREMENT. If the Optionee ceases to serve as an Employee as a result of retirement, then (i) the Company's Compensation Committee shall have the ability to accelerate the vesting of the Option, in its sole discretion, or (ii) the Option shall be exercisable (to the extent exercisable and vested on the effective date of such Retirement or, if the vesting of such Option has been accelerated, to the extent exercisable following such acceleration) at any time during the period beginning with the effective date of the retirement and ending three (3) months thereafter, unless by its terms it expires sooner.

                  (c) DISABILITY. If the Optionee ceases to serve as an Employee as a result of permanent disability (as defined in the Plan or the Employee's employment agreement), the Option shall become fully vested and exercisable during the period beginning with the date Employee is determined to be permanently disabled and ending twelve (12) months thereafter, unless by its terms it expires sooner.

                  (d) CAUSE. If the Optionee ceases to be employed by the Company because the Optionee's relationship with the Company is terminated by the Company for cause (as defined in the employment agreement), the Option shall be exercisable (to the extent exercisable and vested on the effective date of such termination) during the period beginning with the date of such termination and ending three (3) months thereafter, unless by its term the Option expires earlier. If any facts that would constitute Cause for termination of an Optionee are discovered after the Optionee's relationship with the Company has ended, the Options may be immediately terminated by the Company's Compensation Committee. Notwithstanding the foregoing, if an Optionee is employed pursuant to a written employment agreement with the Company, the Optionee's relationship with the Company shall be deemed terminated for Cause for the purposes of this Agreement only if the Optionee is considered under the circumstances to have been terminated "for cause" for purposes of such written agreement or the Optionee voluntarily ceases to be an employee in breach of such Optionee's employment agreement with the Company.

                  (e) VOLUNTARY BREACH. If the Optionee ceases to be an Employee voluntarily by resignation or in breach of the Optionee's employment agreement, the Options shall automatically expire on the date of such termination of the employment relationship.

                  (f) WITHOUT CAUSE. If the Optionee is terminated as an Employee Without Cause, the Option shall be exercisable (to the extent exercisable and vested on the effective date of such termination) at any time within three (3) months after the effective date of such termination, unless by its term the Option expires earlier. Without Cause shall be defined as termination for any reason other than for Cause.


                         [Signatures on following page.]

         Executed as of the ________ day of _________________, 2001.


                                        E-DENTIST.COM, INC.



                                        By:
                                            -----------------------------------
                                            James M. Powers,
                                            President


                                        ACKNOWLEDGED AND AGREED:
                                        THE OPTIONEE:


                                        ---------------------------------------
                                        [First_Name] [Last_Name]


                                        ---------------------------------------
                                        Optionee's Social Security Number

                                   Exhibit "C"

                               RELOCATION EXPENSES

         Upon relocation to offices outside of the Phoenix, Arizona area, Employee shall be entitled to receive reimbursement of all reasonable moving and relocation expenses associated with Employee's relocation outside of Phoenix, Arizona. The term "reasonable moving and relocation expenses" shall mean the following:

         1. Expenses in the form of closing costs incurred by Employee in connection with the purchase by Employee of a new principal residence in the new location;

         2. Expenses incurred by Employee for the packing and moving of personal property and automobiles of Employee located in the present principal residence to the Employee's new residence;

         3. Expenses incurred by Employee for a period of up to three (3) months, as housing reimbursement, if necessary, to provide temporary housing while Employee locates and obtains permanent housing;

         4. Expenses incurred by Employee for up to two (2) trips to the relocation area for Employee and Employee's spouse in connection with Employee's efforts to locate a new residence (with those expenses to be consistent with reasonable travel and expenses related to Executive business travel);

         5. Expenses incurred in the re-registration and re-licensing of Employee's automobiles in the new jurisdiction; and,

         6. Payments of subparagraphs (1) - (5) above shall be paid net of withholding for taxes and grossed up in an amount calculated to negate the adverse income tax consequences to Employee of the reimbursement of the relocation expenses.

Provided however that the total expenses to be reimbursed by Company to Employee as set forth in this exhibit shall not exceed the total sum of $40,000.